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                          AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER dated July __, 1999 by and between AD-STAR SERVICES, INCORPORATED.("Ad-Star Services"), a New York corporation and ADSTAR.COM, INC., a Delaware corporation ("AdStar.com").

                              W I T N E S S E T H:

      WHEREAS, Ad-Star Services has an authorized Capital Stock consisting of 200 shares of Common Stock with no par value of which 105.26 shares have been duly issued and are now outstanding; and

      WHEREAS, AdStar.com has an authorized Capital Stock of 15,000,000 shares, consisting of 10,000,000 shares of Common Stock, par value $.0001 per share and 5,000,000 shares of Preferred Stock, par value $.0001 per share, of which 10 shares have been duly issued and are now outstanding; and

      WHEREAS, the Board of Directors and Stockholders of Ad-Star Services and the Board of Directors and Stockholders of AdStar.com deem it advisable and generally to the advantage and welfare of the two corporate parties that Ad-Star Services merge with and into AdStar.com under and pursuant to the provisions of the Business Corporation Law of the State of New York and the General Corporation Law of the State of Delaware.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ad-Star Services and AdStar.com hereby agree as follows:

      1. THE MERGER. Effective immediately upon compliance with the laws of Delaware and New York (the "Effective Date"): (a) Ad-Star Services shall be merged with and into AdStar.com, (b) the separate existence of Ad-Star Services shall cease, and (c) AdStar.com shall continue as the surviving corporation (in such capacity AdStar.com is hereinafter sometimes referred to as the "Surviving Corporation") to be governed by the laws of the State of Delaware.

      2. PURPOSES OF SURVIVING CORPORATION. The purposes of the Surviving Corporation shall be the purposes set forth in the Certificate of Incorporation of AdStar.com in effect immediately prior to the Effective Date.

      3. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of AdStar.com, in effect on the Effective Date, shall be the Certificate of Incorporation of the Surviving Corporation.
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      4. BYLAWS. The Bylaws of AdStar.com in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

      5. DIRECTORS AND OFFICERS.

      The directors and officers in office of the Surviving Corporation upon the Effective Date shall retain such positions in the Surviving Corporation.

      6. EFFECT OF THE MERGER. At and after the Effective Date, AdStar.com shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal, and mixed, of each of the parties hereto; all debts due to Ad-Star Services on whatever account shall be vested in AdStar.com; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the parties hereto shall be as effectively the property of AdStar.com as they were of the respective parties hereto; the title to any real estate vested by deed or otherwise in Ad-Star Services shall not revert or be in any way impaired by reason of the merger, but shall be vested in AdStar.com; all rights of creditors and all liens upon any property of either of the parties hereto shall be preserved unimpaired, limited in lien to the property affected by such lien at the Effective Date; all debts, liabilities, and duties of the respective parties hereto shall thenceforth attach to AdStar.com and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it; all options, warrants and any other rights to purchase shares or other securities of the respective parties shall thenceforth attach to AdStar.com and may be enforced against it to the same extent as if such options, warrants and any other rights to purchase shares or other securities had been issued or contracted by it; and AdStar.com shall indemnify and hold harmless the Officers and Directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the merger.

      7. CONVERSION OF SHARES. On the Effective Date each of the issued shares of Common Stock of Ad-Star Services and all rights and obligations in respect thereof shall be converted into that number of fully paid and nonassessable shares of Common Stock of AdStar.com that bears the same relationship to 3,000,000 that each share of Ad-Star Services bears to the total number of outstanding shares of Ad-Star Services on the Effective Date; In addition, each share of Common Stock of AdStar.com then owned by Ad-Star Services (and each certificate representing such shares) shall be cancelled. Each certificate representing shares of stock of Ad-Star Services shall for all purposes be deemed to evidence the ownership of the converted shares of AdStar.com. The holders of such certificates shall not be required immediately to surrender the same in exchange for certificates of common stock of AdStar.com; but, as certificates nominally representing shares of common stock of Ad-Star
Services are surrendered for transfer, AdStar.com shall cause to be issued certificates representing the converted shares of AdStar.com. Following the surrender of shares of Common Stock of Ad-Star


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Services for transfer, AdStar.com will cause to be issued certificates representing shares of its Common Stock.

      8. TERMINATION. This Agreement and Plan of Merger may be terminated and abandoned by action of the Board of Directors of the constituent corporations at any time prior to the Effective Date, notwithstanding stockholder authorization.




      IN WITNESS WHEREOF, the undersigned have been duly authorized to execute this instrument as a sealed instrument as of the date first above written.


AD-STAR SERVICES, INCORPORATED                  ADSTAR.COM, INC.


by: _________________________             by:__________________________
      Leslie Bernhard                           Leslie Bernhard
      Chief Executive Officer                   Chief Executive Officer


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